Exhibit 99.1

Company Release – 2/10/14

First Priority Financial Corp. Reports Fourth Quarter, Full Year 2013 Results.

MALVERN, Pa., February 10, 2014 – First Priority Financial Corp. (“First Priority” or the “Company”), parent of First Priority Bank, today reported financial results for the three and 12 months ended December 31, 2013.

For the three months ended December 31, 2013, First Priority reported consolidated net income of $702 thousand compared to net income of $202 thousand for the fourth quarter of 2012. Net income to common shareholders, after preferred dividends and net warrant amortization totaling $133 thousand for each respective quarter, was $569 thousand, or $0.09 per basic and diluted common share for the three months ended December 31, 2013 compared to $69 thousand, or $0.02 per basic and diluted common share for the fourth quarter of 2012. Included in the fourth quarter of 2013 was $33 thousand of income tax expense; there was none recorded in the prior year.

For the twelve months ended December 31, 2013, the Company reported consolidated net income of $196 thousand, inclusive of merger related costs totaling $1.53 million. The net loss available to common shareholders for 2013 was $336 thousand, or $0.06 per basic and diluted common share, after preferred dividends and net warrant amortization totaling $532 thousand. Net income for the twelve months ended December 31, 2012 was $753 thousand, including merger related costs of $484 thousand. Net income available to common shareholders for 2012 was $221 thousand or $0.07 per basic and diluted common share, after preferred dividends and net warrant amortization totaling $532 thousand. Merger related costs resulted from the merger with Affinity Bancorp, Inc. completed on February 28, 2013.

David E. Sparks, Chairman and CEO, commented: “2013 was an exciting year for First Priority as the merger with Affinity allowed us to expand our reach and broaden our market coverage in Berks County, culminating with the successful integration of Affinity’s customers onto our banking platform in the third quarter of 2013 with minimal customer disruption. The addition of Affinity added $77 million in loans, $151 million in deposits and contributed to our growth in asset size to $446 million by year end.”

“First Priority began to realize most synergies and cost saves resulting from the merger beginning in the fourth quarter of 2013 as the Company recorded its highest level of quarterly net income to date.” Sparks continued: “Also contributing to our earnings performance was a higher net interest margin and an improvement in the underlying credit of our loan portfolio as reflected in the reduction of our non-performing assets ratio which declined to 1.18% of total assets as of December 31, 2013 from 1.55% at the end of 2012.”

Operating Results Highlights:

•	Total revenues in the fourth quarter of 2013 were $4.14 million, an increase of $1.39 million, or 50.5%, compared to $2.75 million in the fourth quarter of 2012. This positive variance resulted from an increase of $1.55 million, or 65.1% in net interest income from $2.38 million to $3.93 million, primarily resulting from average loan growth of $92.6 million, including the impact of acquired loans through the merger with Affinity, and growth of average investment securities of $45.0 million. Net interest margin increased 24 basis points from 3.57% during the fourth quarter of 2012 to 3.81% during the current quarter. When comparing those same periods, fee income from the wealth management business increased $39 thousand while other banking related fees increased $68 thousand. Included in the fourth quarter of 2012 were investment securities gains of $263 thousand; there were none in the current quarter.

•	Total revenues for the year ended December 31, 2013 were $15.24 million, an increase of $4.57 million, or 42.8%, from $10.67 million for the year ended December 31, 2012. Net interest income increased $4.94 million between these periods as average loans grew $76.1 million from $242.1 million to $318.2 million and average investment securities increased $28.7 million. In addition, net interest margin reflected an improvement of 25 basis points from 3.56% in 2012 to 3.81% in 2013. When comparing those same periods, banking fees increased $197 thousand and wealth management fees increased $112 thousand. Investment securities gains recorded in 2012 totaled $685 thousand; there were none in 2013.

•	The provision for loan losses was $75 thousand in the fourth quarter of 2013, a decrease of $155 thousand compared to $230 thousand recorded in the fourth quarter of 2012. This decrease was primarily related to an overall improvement in credit quality as reflected in a lower level of net charge-offs when comparing the two periods. For the year ended December 31, 2013, the provision totaled $645 thousand compared to $640 thousand in 2012.

•	Non-interest expenses were $3.33 million in the fourth quarter of 2013, an increase of $1.01 million, or 43.5% from the fourth quarter of 2012 expenses of $2.32 million. The variance is primarily related to the additional staffing, branch offices and other related expenses to include Affinity’s operations. This increase is partially offset by a decrease in merger related costs recorded in the fourth quarter of 2012 of $156 thousand; there were none in the fourth quarter of 2013.

•	For the year ended December 31, 2013, non-interest expenses were $14.37 million compared to $9.28 million for the same period last year. This increase of $5.09 million is primarily related to additional operating costs due to the merger with Affinity effective February 28, 2013, including duplicative costs of operating separate core banking systems and operational staff through the processing system conversion date in August of 2013. During these same periods, merger related costs totaled $1.53 million in 2013, an increase of $1.05 million from $484 thousand recorded in 2012 in anticipation of the merger.

Balance Sheet and Capital Highlights:

•	Loans outstanding were $335.7 million at December 31, 2013, an increase of $91.4 million from $244.3 million at December 31, 2012. Excluding the loan balances acquired from Affinity as of February 28, 2013 totaling $77.4 million, loans grew $14.0 million, or 5.7% from December 31, 2012. Net loan growth in 2013 was impacted by a high level of loan payoffs which totaled approximately $30 million for the year.

•	The investment portfolio totaled $89.6 million at December 31, 2013, compared to $16.7 million at December 31, 2012. As of December 31, 2013, $78.6 million of investments were classified as available for sale while $11.0 million were classified as held to maturity. All securities in the investment portfolio as of December 31, 2012 were classified as available for sale.

•	Total assets were $446.1 million at December 31, 2013 compared to $275.1 million at December 31, 2012.

•	Deposits totaled $357.4 million at December 31, 2013 compared to $233.0 million at December 31, 2012, an increase of $124.4 million, or 53.4%. Deposits acquired through the merger with Affinity as of February 28, 2013 totaled $150.9 million. Of the total deposits at December 31, 2013, $202.3 million, or 57% of total deposits, are core deposits consisting of demand, money market and savings deposits.

•	The capital position of First Priority remains strong with regulatory capital ratios exceeding all requirements for First Priority Bank to be classified as “well capitalized” under capital adequacy guidelines. The Bank’s total risk based capital ratio as of December 31, 2013 was 12.90%.

•	Total shareholders’ equity for the Company was $42.4 million at December 31, 2013, compared to $27.7 million at December 31, 2012. The enhanced capital position is attributable to net proceeds of $6.6 million realized through the private placement of 1,268,576 shares of common stock offered in conjunction with the merger with Affinity, $10.1 million of common equity issued as part of the merger and net income of $196 thousand. These increases were partially offset by preferred dividends paid of $479 thousand and volatility related to unrealized losses on investment securities of $1.9 million. Period end equity to assets was 9.50%, book value and tangible book value per common share at December 31, 2013 were $5.12 and $4.62, respectively, and tangible common equity to tangible assets was 6.72% as of this same date.

Asset Quality Highlights:

•	The allowance for loan losses was $2.3 million and $2.5 million as of December 31, 2013 and 2012, respectively, which represented 0.68% and 1.01% of total loans outstanding for each period. Under acquisition accounting rules, all acquired loans are recorded on acquisition date at current fair values, including a discount related to potential credit impairment. Accordingly, the carryover of an allowance for loan losses is prohibited as any potential credit losses are initially included in the determination of the fair value. Generally, the allowance for loan losses is available only for loans originated by First Priority prior to and after the consummation of the merger.

•	Total non-performing loans were $4.3 million, or 1.27% of total loans outstanding, and $4.1 million, or 1.68% of total loans outstanding, as of December 31, 2013 and 2012, respectively. Total non-performing assets, totaled $5.3 million, or 1.18% of total assets, as of December 31, 2013, compared to $4.3 million, or 1.55% of total assets as of December 31, 2012. Net charge-offs for the Company totaled $832 thousand for the year ended December 31, 2013 compared to $650 thousand for the same period in 2012.

About First Priority

First Priority Financial Corp. is a bank holding company, which along with its bank subsidiary, First Priority Bank, is headquartered in Malvern, Pennsylvania. First Priority Bank, with $446.1 million in assets, was chartered in November, 2005 and opened for business to the public in January, 2006 as a full service commercial bank providing personal and business lending, deposit products and wealth management services through its ten offices in Berks, Bucks, Chester and Montgomery Counties, Pennsylvania. The common stock of First Priority Financial Corp. is not currently traded on the open market. First Priority’s website can be accessed at http://www.fpbk.com.

This release contains forward-looking statements, which can be identified by reference to a future period or periods or by the use of words such as “would be,” “will,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” and similar expressions or the negative thereof. These forward-looking statements include: statements of goals, intentions and expectations; statements regarding prospects and business strategy; statements regarding asset quality and market risk; and estimates of future costs, benefits and results. These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following: (1) general economic conditions, (2) competitive pressures among financial services companies, (3) changes in interest rates, (4) deposit flows, (5) loan demand, (6) changes in legislation or regulation, (7) changes in accounting principles, policies and guidelines, (8) litigation liabilities, including costs, expenses, settlements and judgments and (9) other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We have no obligation to update or revise any forward-looking statements to reflect any changed assumptions, unanticipated events or any changes in the future.

The Company cautions that the foregoing list of important factors is not exclusive. Readers are also cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company to reflect events or circumstances occurring after the date of this press release.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission (“SEC”), including our most recent annual report on Form 10-K, as supplemented by our quarterly or other reports subsequently filed with the SEC.

First Priority Financial Corp.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	For the three months ended December 31,		For the year ended December 31,
	2013	2012	2013	2012

Interest income	$4,689	$3,169	$17,649	$13,078
Interest expense	755	785	3,149	3,520

Net interest income	3,934	2,384	14,500	9,558
Provision for loan losses	75	230	645	640

Net interest income after provision for loan losses	3,859	2,154	13,855	8,918
Non-interest income	208	101	739	430
Gains on sales of investment securities	—	263	—	685
Non-interest expenses	3,332	2,316	14,365	9,280

Income before income taxes	735	202	229	753
Income taxes	33	—	33	—

Net income	$702	$202	$196	$753
Preferred dividends, including net amortization	133	133	532	532

Income (loss) to common shareholders	$569	$69	$(336)	$221

Basic earnings (loss) per common share	$0.09	$0.02	$(0.06)	$0.07
Fully diluted earnings (loss) per common share	$0.09	$0.02	$(0.06)	$0.07

Weighted average common shares outstanding:
Basic	6,358	3,144	5,822	3,144
Diluted	6,358	3,152	5,822	3,150

Net interest margin	3.81%	3.57%	3.81%	3.56%

First Priority Financial Corp.

Condensed Consolidated Balance Sheets

Unaudited (In thousands)

	December 31,	December 31,
	2013	2012

Assets
Cash and cash equivalents	$11,248	$11,016
Investment securities	89,599	16,679
Loans receivable	335,737	244,275
Less: allowance for loan losses	2,273	2,460

Net loans	333,464	241,815
Premises and equipment, net	2,533	901
Goodwill and other intangibles	3,219	1,194
Other assets	6,025	3,541

Total assets	$446,088	$275,146

Liabilities and Shareholders’ Equity
Liabilities:
Deposits	$357,420	$233,043
Borrowings	44,625	13,000
Other liabilities	1,651	1,393

Total liabilities	403,696	247,436
Shareholders’ equity	42,392	27,710

Total liabilities and shareholders’ equity	$446,088	$275,146

First Priority Financial Corp.

Selected Financial Data

(Unaudited, in thousands, except share and per share data)

	For the Year Ended
	12/31/2013	12/31/2012

Period End Balance Sheet Ratios
Loan to deposit ratio	93.9%	104.8%
Equity to assets	9.50%	10.07%
Tangible common equity/Tangible assets	6.72%	6.25%
First Priority Bank total risk based capital ratio	12.90%	12.48%
Book value per common share	$5.12	$5.82
Tangible book value per common share	$4.62	$5.44

Selected Asset Quality Balances

Non-performing loans	$4,276	$4,093
Other real estate owned	914	184
Repossessed assets	75	—

Total non-performing assets	$5,265	$4,277

Selected Asset Quality Ratios
Non-performing loans as a percentage of total loans	1.27%	1.68%
Non-performing assets as a percentage of total assets	1.18%	1.55%
Allowance for loan losses as a percentage of total loans	0.68%	1.01%

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